Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) of Delphi Corporation for the registration of 56,700,000 Rights to purchase Common Stock and to the incorporation by reference therein of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of Delphi Corporation, Delphi Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Delphi Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP
Detroit, Michigan
March 6, 2007